Exhibit 99.01

MacroSolve Appoints Experienced Telecom Leader,

Steve Signoff, as CEO and Board Member

TULSA, Okla., August 3, 2011 – MacroSolve, Inc. (OTCPK:MCVE) (OTCQB:MCVE) (“MacroSolve” or the “Company”), a leading provider of mobile technologies, apps and solutions for business, today announced it has appointed a new Chief Executive Officer, Steve Signoff, to lead the Company’s revenue growth. Mr. Signoff also joins the Company’s Board of Directors. He is a 20-year seasoned sales, marketing, and executive leader with Fortune 250 and Fortune 1000 companies including Sprint and One Communications, as well as serving as a start-up CEO.

Mr. Signoff joins MacroSolve at a time when the Company is building multiple national sales channels to market and sell its patented suite of mobile apps. Clint Parr, who has served as President and CEO of MacroSolve, will remain as President and focus on the operational execution of the Company’s growth.

“I believe MacroSolve’s investments and visionary platform development have poised the Company for growth, with timing and market demand on our side.  Now is the time to leverage our technology, strong management team and exceptional board members to drive expanding market share in the mobile app space,” stated MacroSolve CEO, Steve Signoff.

“Steve is the kind of CEO we need to lead MacroSolve’s evolution into our next stage of growth. We will be working closely together to capture revenue opportunities by continuing to develop and distribute innovative products into the mobile apps space,” stated MacroSolve’s President, Clint Parr.

“Both Steve and our new chairman, Howard Janzen, have followed the evolution of mobility for a decade and have kept current with MacroSolve. They saw MacroSolve as perfectly positioned to take advantage of the explosion in the growth of mobility and were happy to have the opportunity to jump on board.  The addition of Steve and Howard marks the beginning of strategically selecting new talent at the appropriate time to address the new opportunities that MacroSolve will face,” stated Jim McGill, Vice Chairman of MacroSolve. “Our issue now is speed to market with our major partners as part of a strategy to quickly capture the high ground in several vertical markets. The synergistic talents of Steve Signoff and Clint Parr will accelerate the capture of that high ground.”

Mr. Signoff was most recently Chief Sales and Marketing Officer of One Communications, the largest privately-held, multi-regional integrated telecommunications solutions provider in the United States. He led the company’s sales and marketing organization driving revenue via direct, indirect and wholesale channels in the B2B marketplace.

At Sprint, Mr. Signoff served in leadership positions including assignments as VP of marketing, strategic business development and held P&L accountability for domestic and international businesses. Establishing new markets with accountability from development to post-launch was a key responsibility.

Other positions held by Mr. Signoff during his Sprint career included Vice President of the company’s international business unit as well as Vice President of its European operations. He also served on behalf of Sprint as an executive marketing consultant to the Small Business Division of France Telecom in Paris.  His duties included developing business telecommunications markets in Europe, and entrepreneurial ventures in Spain and Italy.

Mr. Signoff holds a Bachelor of Arts degree having graduated cum laude in business with a major in finance and a minor in economics. He has completed additional post-graduate courses in business development negotiating, marketing and strategic planning with Harvard Law School, Columbia University and the University of Michigan.

He has served on the boards of Vumber, Intelig in Rio de Janeiro, Brazil; Barak in Tel Aviv, Israel; and nonprofit boards including The Kansas City Zoo, the Sprint Foundation and CASA.

About MacroSolve

MacroSolve, Inc. is a pioneer in delivering mobile apps, technologies, and solutions to businesses and government. Founded in 1997, the Company has an extensive network including the top name brands in wireless hardware and software as well as wireless carriers. Leveraging its intellectual property portfolio, MacroSolve is positioned to become a leader in the mobile app space, projected to become a $17.5 billion market by 2012 according to Chetan Sharma Consulting. The Company operates through its subsidiaries including Anyware Mobile Solutions (http://www.goanyware.com) and Illume Mobile (http://www.illumemobile.com). For more information, visit MacroSolve (http://www.macrosolve.com) or call 800-401-8740.

Safe Harbor Statement

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in our publicly filed reports.   Factors that could cause these differences include, but are not limited to, the acceptance of our products, lack of revenue growth, failure to realize profitability, inability to raise capital and market conditions that negatively affect the market price of our common stock. The Company disclaims any responsibility to update any forward-looking statements.

Investor Contact:
Laurel Moody
646-810-0608
lmoody@corporateprofile.com